EXHIBIT 3.154
CERTIFICATE OF FORMATION
OF
PACTIV RETIREMENT ADMINISTRATION LLC
     1. The name of the limited liability company is Pactiv Retirement Administration LLC.
     2. The address of its registered office in the State of Delaware is: c/o Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.
     IN WITNESS WHEREOF, the undersigned have executed this Certificate of Formation of Pactiv Retirement Administration LLC this 24th day of June, 2009.

/s/ Lisa D. Greuel
Lisa D. Greuel
Authorized Person